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                                                                    EXHIBIT 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Amended Registration Statement (Form S-3 No. 333-74464) and related Prospectus of Regeneron Pharmaceuticals, Inc. for the registration of $200,000,000 aggregate principal amount of Regeneron's 5-1/2% Convertible Senior Subordinated Notes due 2008 and the shares of its common stock issuable upon conversion of the notes, and to the incorporation by reference therein of our report dated February 2, 2001, with respect to the financial statements of Amgen Regeneron Partners included in Regeneron Pharmaceuticals, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.





                                                ERNST & YOUNG LLP

Los Angeles, California
January 22, 2002